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                                                                      Exhibit 3
[LOGO]

                                                                   March 6, 1998

To Our Shareholders:

     On behalf of the Board of Directors of First Alert, Inc. (the 'Company'), I am pleased to inform you that on February 28, 1998, the Company entered into an Agreement and Plan of Merger (the 'Merger Agreement') with Sunbeam Corporation and its subsidiary, Sentinel Acquisition Corp. (the 'Purchaser'). Pursuant to the Merger Agreement, the Purchaser has today commenced a cash tender offer (the 'Offer') to purchase all of the outstanding shares of Common Stock of the Company at $5.25 per share, net to the seller in cash, subject to the terms and conditions in the Offer to Purchase accompanying this letter.

     The Offer will be followed by a merger (the 'Merger') in which any remaining shares of Common Stock of the Company (except for any shares as to which the holder has properly exercised dissenters' rights of appraisal) will be converted into the right to receive $5.25 in cash, without interest.

     YOUR BOARD OF DIRECTORS (BY THE UNANIMOUS VOTE OF ALL DIRECTORS) HAS DETERMINED THAT THE OFFER AND MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS AND HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In arriving at its recommendation, the Board of Directors gave careful consideration to the factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, including the opinions of Salomon Brothers Inc and Smith Barney Inc. (collectively doing business as 'Salomon Smith Barney') and NationsBanc Montgomery Securities LLC, the Company's financial advisors, that the consideration to be received by the shareholders in the Offer and the Merger is fair, from a financial point of view, to such shareholders.

     In addition to the attached Schedule 14D-9, also enclosed is the Offer to Purchase together with related materials, including a Letter of Transmittal to be used for tendering your shares in the Offer. These documents state the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your shares. We urge you to read these documents carefully in making your decision with respect to tendering your shares pursuant to the Offer.

                                          On behalf of the Board of Directors,

                                          /s/ B. Joseph Messner
                                          -------------------------------------
                                          B. JOSEPH MESSNER
                                          President and Chief Executive Officer